EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd Senior Vice President, Chief Financial Officer and Treasurer (919) 783-4660 www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES RECORD FOURTH-QUARTER AND 2006 RESULTS
RALEIGH, North Carolina (February 8, 2007) — Martin Marietta Materials, Inc. (NYSE:MLM), today announced record financial results for the fourth quarter and year ended December 31, 2006, reporting record net sales, net earnings and earnings per share. Notable items were:
For the quarter:
•	Earnings per diluted share of $1.36, up 33% from the $1.02 reported in 2005

•	Results included a charge of $0.05 per diluted share related to structural composites

•	Net sales of $473.3 million, up 8% compared with the prior-year quarter

•	Heritage aggregates product line pricing up 15%; heritage volume decreased 5%

•	Aggregates business gross margin up 410 basis points

•	Magnesia Specialties earnings from operations up 74%

•	Consolidated operating margin increased 290 basis points over prior-year quarter

•	Repurchased 600,000 shares of common stock
For the year:
•	Earnings per diluted share of $5.29, up 30% from the $4.08 reported in 2005

•	Net sales of $1.94 billion, up 11% compared with the prior year

•	Heritage aggregates product line pricing up 13.5%; heritage volume decreased 2%

•	Magnesia Specialties earnings from operations up 50% on a 16% increase in net sales

•	Consolidated operating margin increased 230 basis points over prior year

•	Repurchased 1,874,200 shares of common stock for $173 million at an average cost of $92.25 per share
Management Commentary
Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “We concluded an excellent year with stellar fourth-quarter performance and see our momentum carrying into 2007. We were able to overcome a 5% volume decline in our aggregates product line with positive pricing and good cost control. In addition, our Magnesia Specialties business made a strong contribution with earnings from operations up 74%. Net earnings for the quarter were $62 million, a 31% increase over the fourth quarter of 2005, with consolidated operating margin up 290 basis points. Net sales were $473 million, an increase of 8% over the comparable 2005 period. Earnings per diluted share of $1.36 included a charge of $0.05 related to exiting the all-composite trailer portion of our structural composites initiative.
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MLM Reports Fourth-Quarter Results

February 8, 2007
“In our Aggregates business, gross margin improved 410 basis points for the quarter as we continued to effectively manage this business in a lower-demand environment. Good commercial construction demand and milder weather led to volume improvement in the Carolinas and parts of the Southeast, along with the Midwest. Other areas reflected the significant decline in home-building demand.
“Fourth-quarter sales in our Magnesia Specialties business grew 4% as a result of increased chemical products sales and improved pricing. Declining natural gas costs, coupled with operating efficiencies, had a positive effect on production cost in the quarter. Earnings from operations of $10.0 million, a record for any quarter, was up 74%. Operating margin was a record 29.3%, which was partially attributable to favorable inventory changes during the quarter.
“In structural composites, we incurred a $6.6 million pretax loss from operations in the fourth quarter of 2006, inclusive of a $3.8 million charge in the quarter related to the exit of our composite truck trailer business. The pretax loss for the year was $13.2 million compared with $14.3 million in 2005. We will continue with some targeted composites activity in 2007 where we have orders to support the activity.
“For the year, record earnings of $5.29 per diluted share increased 30% compared with $4.08 per diluted share in 2005, which included favorable tax items of $0.15 per diluted share. Record net sales of $1.94 billion increased 11% over the prior year as a result of strong performance in the Corporation’s businesses. The average selling price for the heritage aggregates product line increased 13.5%, indicative of the best pricing environment in the Corporation’s history. Heritage aggregates product line shipments declined 2% for the year. Magnesia Specialties’ net sales increased 16% to $142.9 million, reflecting growth in specialty chemicals and dolomitic lime demand, coupled with pricing improvement. Continued focus on overhead cost control held selling, general and administrative expenses flat at 7.5% of net sales in spite of increased performance-based compensation costs and the impact of expensing stock options. Operating margin improved 230 basis points to 20.0% for the year compared with 17.7% in 2005. The 2006 operating margin improvement follows the 250-basis-point improvement achieved in 2005. Return on shareholders’ equity (ROE) increased 360 basis points to 20.2%.
“During the year, we generated record operating cash flow of $338 million and record earnings before interest, income taxes, depreciation, depletion and amortization (EBITDA) of $535 million. We invested $266 million in internal capital projects, made a $12 million voluntary contribution to our employees’ pension plan and returned a record $219 million to our shareholders through the repurchase of 1,874,200 shares of our common stock for $173 million, at an average cost of $92.25, and the payment of $46 million in dividends. In fact, we have repurchased nearly 10% of our common shares outstanding in the past two years. Aside from generating shareholder value from operating our businesses better, we continue to create additional value from the prudent use of our strong cash flow and balance sheet. We fully intend to evaluate opportunities to use our cash and borrowing capacity to create further value for our investors.”
2007 Outlook
“Based on current forecasts and indications of business activity, management has a positive outlook for 2007. Aggregates product line pricing is expected to increase 9% to 11% for the year, reflecting continued supply constraints in many of our southeast and southwest market areas. Demand for aggregates products is expected to be flat with expectations of a softer construction market in the first half of 2007 mitigated by volume growth in the back half of 2007. Commercial and infrastructure construction is expected to increase in 2007, although not at the same rate as in 2006. The delays in infrastructure spending in North Carolina and South Carolina are expected to continue throughout 2007; however, we continue to believe that the environment remains positive for pricing improvements and, combined with our strict adherence to cost management, we expect to be able to more than offset these infrastructure issues and report increased earnings. We believe
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MLM Reports Fourth-Quarter Results

February 8, 2007
residential construction is likely to decline in the first half of 2007 with the downturn beginning to moderate during the latter part of the year. Volume growth in other uses of aggregates products, including chemical grade stone used in controlling electric power plant emissions and railroad ballast, is expected to continue in 2007.
“Our Specialty Products segment, which includes magnesia chemicals, dolomitic lime and focused activity in structural composites, is expected to contribute $33 million to $36 million in pretax earnings compared with $22 million in 2006. We expect the magnesia chemicals business to continue to grow, and we expect demand for dolomitic lime from the steel industry to be flat or down slightly.
“Against this backdrop, we currently expect to report double-digit growth in net earnings per diluted share in 2007 with our results in a range of $5.95 to $6.50. For the first quarter, we expect earnings per diluted share to be in a range of $0.36 to $0.52. The range does not include the impact of the adoption of Financial Accounting Standards Board Interpretation No. 48 ‘Accounting for Uncertainty in Income Taxes.’
“In light of a fundamental shift in the supply/demand dynamics of aggregates in the United States, we have been reviewing the capital structure of our business over the past nine months. We believe this has been an appropriate time for this review since, in our evaluation, 2006 further established a new foundation for the performance of the aggregates business with the impact of pricing outweighing the impact of volume through the construction cycle. The fourth quarter of 2006 was the third consecutive quarter of declining aggregates volume, yet earnings and operating margins during the period achieved record levels. Therefore, given continued supply/demand imbalance, modest economic growth and inflationary cost increases, we believe that our strong balance sheet can support additional leverage. Accordingly, our management team and Board of Directors are focused on establishing prudent leverage targets that provide for value creation through strong operational performance, continued investment in internal growth opportunities, financial flexibility to support opportunistic and strategic acquisitions, and a return of cash to shareholders through sustainable dividends and share repurchase programs while maintaining an investment grade rating. We anticipate providing definitive information on our capital structure and leverage targets when we report first quarter earnings in May 2007. The earnings per share guidance provided in this release is based upon our current capital structure and our existing share repurchase program. We currently have an outstanding Board authorization to repurchase an additional 4.2 million shares.”
Risks To Earnings Expectations
The 2007 estimated earnings range includes management’s assessment of the likelihood of certain risk factors that will affect performance within the range. The level and timing of aggregates demand in the Corporation’s end-use markets and the management of production costs will affect profitability in the Aggregates business. Logistical issues in the Corporation’s long-haul network, particularly the availability of barges on the Mississippi River system and the availability of rail cars and locomotive power to move trains, affect the Corporation’s ability to efficiently transport material into certain markets (most notably Texas and the Gulf Coast region). Production cost in the Aggregates business is sensitive to energy prices, the costs of repair and supply parts and the start-up expenses for recently completed large-scale plant projects. The Magnesia Specialties business is sensitive to changes in natural gas prices and is dependent on the steel industry for sales of a significant portion of its dolomitic lime. Opportunities to reach the upper end of the earnings range include the continued moderation of energy prices, namely diesel fuel and natural gas; the easing of cost pressures on energy-related consumables (i.e., steel, rubber, lubricants); the ability to achieve mid-year price increases across a larger portion of the Corporation’s markets; aggregates product line demand exceeding expectations; and the execution of a share repurchase program at a level similar to the past several years. Risks to the low end of the earnings range are primarily volume related and include a precipitous drop in demand as a result of a continued decline in residential construction, a pullback in commercial
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MLM Reports Fourth-Quarter Results

February 8, 2007
construction, or some combination thereof. Further, increased highway construction funding pressures in North Carolina and South Carolina can affect profitability.
The first quarter is particularly subject to volatility due to the effect of winter weather on volumes and profitability. In addition, the key factor driving performance in the first quarter, outside of the weather variable, is likely to be volume in the aggregates product line. In the first quarter of 2006, heritage aggregates product line volume rose 8% due to historically favorable weather. We expect volumes to decline in the first quarter of 2007 compared with the prior year.
Consolidated Financial Highlights
Net sales for the fourth quarter were $473.3 million, an 8% increase over $437.7 million recorded in the fourth quarter of 2005. Earnings from operations for the fourth quarter of 2006 were $102.6 million compared with $82.2 million in 2005. Net earnings were $62.5 million, or $1.36 per diluted share, versus 2005 fourth-quarter net earnings of $47.8 million, or $1.02 per diluted share.
Net sales for 2006 were $1.943 billion compared with $1.746 billion for 2005. Full-year earnings from operations increased 26% to $388.0 million versus $309.1 million in 2005. The Company posted an after-tax gain on discontinued operations of $1.6 million compared with an after-tax loss of $3.0 million in 2005. For the year, net earnings were $245.4 million, or $5.29 per diluted share, compared with net earnings of $192.7 million, or $4.08 per diluted share, in 2005.
Business Financial Highlights
Fourth-quarter net sales for the Aggregates business were $436.3 million, a 9% increase over 2005 fourth-quarter sales of $399.5 million. Pricing for the aggregates product line at heritage locations was up 14.8% while volume decreased 4.6%. Inclusive of acquisitions and divestitures, aggregates product line pricing increased 14.9% and aggregates volume decreased 5.1%. Fourth-quarter earnings from operations for the Aggregates business was $108.3 million in 2006 versus $85.6 million in 2005. Net sales were $1.792 billion versus $1.615 billion in 2005. Earnings from operations for the year were $400.3 million in 2006 compared with $316.3 million in 2005. For the year, heritage aggregates pricing increased 13.5%, while volume decreased 1.7%. Inclusive of acquisitions and divestitures, aggregates average selling price increased 13.5% while volume decreased 2.3%.
Specialty Products’s fourth-quarter net sales were $37.0 million compared with $38.2 million in 2005. Earnings from operations for the fourth quarter were $3.4 million compared with $2.8 million in the year-earlier period. For the full year, net sales were $150.7 million and earnings from operations were $22.5 million compared with net sales of $130.6 million and earnings from operations of $9.5 million in 2005.
Conference Call Information
The Company will host an online Web simulcast of its fourth-quarter 2006 earnings conference call later today (February 8, 2007). The live broadcast of Martin Marietta Materials’ conference call will begin at 2 p.m. Eastern Time. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s Web site: www.martinmarietta.com.
For those investors without online web access, the conference call may also be accessed by calling (913) 981-5522, confirmation number 3448481.
For more information about Martin Marietta, refer to our Web site at www.martinmarietta.com.
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MLM Reports Fourth-Quarter Results

February 8, 2007
Martin Marietta Materials, Inc., is the nation’s second largest producer of construction aggregates, a leading producer of magnesia-based chemical products and dolomitic lime and also produces structural composites products.

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.
The 2006 financial results are subject to the completion of audit procedures by the Corporation’s external auditors, Ernst & Young, LLP, and to review by its Audit Committee of the Board of Directors.
Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to the level and timing of federal and state transportation funding, particularly in North Carolina, one of the Corporation’s largest and most profitable states, and in South Carolina, the Corporation’s 5th largest state as measured by 2006 Aggregates business’ net sales; levels of construction spending in the markets the Corporation serves; the severity of a continued decline in the residential construction market and the impact, if any, on commercial construction; unfavorable weather conditions; the volatility of fuel costs, most notably diesel fuel, liquid asphalt and natural gas; continued increases in the cost of repair and supply parts; logistical issues and costs, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas and Gulf Coast markets; the sensitivity of the first quarter’s results due to typically lower production levels and related profitability; continued strength in the steel industry markets served by the Corporation’s Magnesia Specialties business; successful development and implementation of the structural composite technological process and commercialization of strategic products for specific market segments to generate earnings streams sufficient enough to support the Structural Composites business’s recorded assets; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.
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MLM Reports Fourth-Quarter Results

February 8, 2007
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net sales	$473.3	$437.7	$1,942.9	$1,745.7
Freight and delivery revenues	59.1	63.5	263.5	248.5

Total revenues	532.4	501.2	2,206.4	1,994.2

Cost of sales	335.9	327.2	1,420.4	1,321.3
Freight and delivery costs	59.1	63.5	263.5	248.5

Cost of revenues	395.0	390.7	1,683.9	1,569.8

Gross profit	137.4	110.5	522.5	424.4

Selling, general and administrative expenses	38.1	33.5	146.7	130.7
Research and development	0.2	0.1	0.7	0.6
Other operating (income) and expenses, net	(3.5)	(5.3)	(12.9)	(16.0)

Earnings from operations	102.6	82.2	388.0	309.1

Interest expense	10.6	10.4	40.4	42.6
Other nonoperating (income) and expenses, net	(0.6)	(0.9)	(2.8)	(1.9)

Earnings before taxes on income	92.6	72.7	350.4	268.4
Income tax expense	30.0	24.0	106.6	72.7

Earnings from continuing operations	62.6	48.7	243.8	195.7

Discontinued operations:
(Loss) Gain on discontinued operations, net of related tax (benefit) expense of $0.0, $(0.7), $1.2 and $(1.6), respectively	(0.1)	(0.9)	1.6	(3.0)

Net Earnings	$62.5	$47.8	$245.4	$192.7

Net earnings (loss) per share:
Basic from continuing operations	$1.38	$1.05	$5.36	$4.21
Discontinued operations	—	(0.02)	0.04	(0.07)

	$1.38	$1.03	$5.40	$4.14

Diluted from continuing operations	$1.36	$1.04	$5.26	$4.14
Discontinued operations	—	(0.02)	0.03	(0.06)

	$1.36	$1.02	$5.29	$4.08

Dividends per share	$0.275	$0.23	$1.01	$0.86

Average number of shares outstanding:
Basic	45.1	46.2	45.5	46.5

Diluted	45.9	47.0	46.4	47.3

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MLM Reports Fourth-Quarter Results

February 8, 2007
MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net sales:
Aggregates Business:
Mideast Group	$147.3	$127.2	$580.5	$517.5
Southeast Group	135.0	124.5	546.8	480.2
West Group	154.0	147.8	664.9	617.4

Total Aggregates Business	436.3	399.5	1,792.2	1,615.1
Specialty Products	37.0	38.2	150.7	130.6

Total	$473.3	$437.7	$1,942.9	$1,745.7

Gross profit:
Aggregates Business:
Mideast Group	$62.5	$47.7	$232.3	$182.9
Southeast Group	38.1	25.9	123.4	94.2
West Group	34.2	33.4	141.1	130.8

Total Aggregates Business	134.8	107.0	496.8	407.9
Specialty Products	6.2	5.7	33.5	21.4
Corporate	(3.6)	(2.2)	(7.8)	(4.9)

Total	$137.4	$110.5	$522.5	$424.4

Selling, general, and administrative expenses:
Aggregates Business:
Mideast Group	$10.3	$9.9	$39.8	$39.6
Southeast Group	7.3	6.4	27.8	26.1
West Group	11.4	10.7	45.0	43.3

Total Aggregates Business	29.0	27.0	112.6	109.0
Specialty Products	2.8	2.8	11.0	11.3
Corporate	6.3	3.7	23.1	10.4

Total	$38.1	$33.5	$146.7	$130.7

Earnings from operations:
Aggregates Business:
Mideast Group	$53.3	$41.1	$199.4	$149.0
Southeast Group	30.5	19.8	97.1	68.8
West Group	24.5	24.7	103.8	98.5

Total Aggregates Business	108.3	85.6	400.3	316.3
Specialty Products	3.4	2.8	22.5	9.5
Corporate	(9.1)	(6.2)	(34.8)	(16.7)

Total	$102.6	$82.2	$388.0	$309.1

Depreciation	$35.4	$32.1	$130.6	$128.2
Depletion	1.7	1.6	6.2	5.4
Amortization	1.6	1.2	4.6	4.7

	$38.7	$34.9	$141.4	$138.3

Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA)(1)	$141.9	$116.3	$535.0	$444.7

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.
A reconciliation of Net Cash Provided by Operating Activities to EBITDA is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net Cash Provided by Operating Activities	$128.5	$109.8	$338.2	$317.8
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	(11.9)	(13.2)	49.0	23.5
Other items, net	(15.4)	(14.0)	(0.4)	(10.3)
Income tax expense	30.1	23.3	107.8	71.1
Interest expense	10.6	10.4	40.4	42.6

EBITDA	$141.9	$116.3	$535.0	$444.7

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MLM Reports Fourth-Quarter Results

February 8, 2007
MARTIN MARIETTA MATERIALS, INC.
Unaudited Balance Sheet Data
(In millions)

	December 31,	December 31,
	2006	2005

ASSETS
Cash and cash equivalents	$32.3	$76.7
Investments	—	25.0
Accounts receivable, net	242.4	225.0
Inventories, net	256.3	222.7
Other current assets	52.4	52.6
Property, plant and equipment, net	1,295.5	1,166.4
Other noncurrent assets	37.1	76.9
Intangible assets, net	581.5	588.0

Total assets	$2,497.5	$2,433.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$126.0	$0.9
Other current liabilities	189.1	199.2
Long-term debt (excluding current maturities)	579.3	709.2
Other noncurrent liabilities	349.1	350.3
Shareholders’ equity	1,254.0	1,173.7

Total liabilities and shareholders’ equity	$2,497.5	$2,433.3

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MLM Reports Fourth-Quarter Results

February 8, 2007
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)

	Year Ended
	December 31,
	2006	2005
Net earnings	$245.4	$192.7
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation, depletion and amortization	141.4	138.3
Share-based compensation expense	13.4	3.7
Excess tax benefits from share-based compensation transactions	(17.5)	15.3
Gains on divestitures and sales of assets	(7.9)	(10.7)
Other items, net	(4.8)	(3.7)
Deferred income taxes	17.2	5.7
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(17.4)	(5.4)
Inventories, net	(33.7)	(11.0)
Accounts payable	(8.2)	3.6
Other assets and liabilities, net	10.3	(10.7)

Net cash provided by operating activities	338.2	317.8

Investing activities:
Additions to property, plant and equipment	(266.0)	(221.4)
Acquisitions, net	(3.0)	(4.7)
Proceeds from divestitures and sales of assets	30.6	37.6
Sale (purchase) of investments	25.0	(25.0)
Railcar construction advances	(32.1)	—
Repayment of railcar construction advances	32.1	—
Other investing activities, net	—	(0.4)

Net cash used for investing activities	(213.4)	(213.9)

Financing activities:
Repayments of long-term debt and capital lease payments	(0.6)	(0.6)
Net borrowings on line of credit and commercial paper	0.5	—
Change in bank overdraft	1.1	(2.2)
Termination of interest rate swaps	—	(0.5)
Dividends paid	(46.4)	(40.0)
Repurchases of common stock	(172.9)	(178.8)
Issuances of common stock	31.6	33.3
Excess tax benefits from share-based compensation transactions	17.5	—

Net cash used for financing activities	(169.2)	(188.8)

Net decrease in cash and cash equivalents	(44.4)	(84.9)
Cash and cash equivalents, beginning of period	76.7	161.6

Cash and cash equivalents, end of period	$32.3	$76.7

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MLM Reports Fourth-Quarter Results

February 8, 2007
MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Year Ended
	December 31, 2006		December 31, 2006
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line (2)
Mideast Group	(0.9%)	17.6%	(2.1%)	14.9%
Southeast Group	(3.4%)	13.4%	2.7%	11.5%
West Group	(8.9%)	13.9%	(4.5%)	13.4%
Heritage Aggregates Operations	(4.6%)	14.8%	(1.7%)	13.5%
Aggregates Division (3)	(5.1%)	14.9%	(2.3%)	13.5%

	Three Months Ended		Year Ended
	December 31, 2006		December 31, 2006
	2006	2005	2006	2005
Shipments (tons in thousands)
Heritage Aggregates Operations (2)	46,627	48,895	198,187	201,589
Acquisitions	—	—	—	—
Divestitures (4)	68	329	303	1,640

Aggregates Division (3)	46,695	49,224	198,490	203,229

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates product line exclude acquisitions that have not been included in prior-year operations for a full year and divestitures.

(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested operations up to the date of divestiture.